Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203101) pertaining to the 2014 Omnibus Incentive Plan of Atento S.A. of our reports dated April 18, 2016, with respect to the consolidated financial statements of Atento S.A. and subsidiaries and the effectiveness of internal control over financial reporting of Atento S.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young Auditores Independentes S.S.

São Paulo, Brazil

April 20, 2016